EXHIBIT 5

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 3/5/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
1/7/2025	Buy	23,845	9.55
1/8/2025	Buy	8,787	9.55
1/10/2025	Buy	7,708	9.43
1/30/2025	Buy	4,084	9.61
1/31/2025	Buy	8,400	9.63
2/12/2025	Buy	200	9.59
2/25/2025	Buy	6,911	9.79
2/27/2025	Buy	12,622	9.77
2/28/2025	Buy	19,613	9.80
3/3/2025	Buy	1,162	9.81
3/4/2025	Buy	6,392	9.81
3/5/2025	Buy	18,204	9.87